Exhibit 15

August 6, 2004

Securities and Exchange Commission

450 Fifth Street, Northwest

Washington, D.C. 20549

Attn: Document Control

Commissioners:

We are aware that our report dated July 22, 2004, on our review of the interim condensed consolidated financial information of 7-Eleven, Inc. and Subsidiaries (the “Company”) as of June 30, 2004, and for the three-month and six-month periods then ended, and included in the Company’s Quarterly Report on Form 10-Q for the quarter then ended, is incorporated by reference in the following Registration Statements:

On Form S-8 for:

Registration No.
7-Eleven, Inc. 1995 Stock Incentive Plan	33-63617 and 333-107574

7-Eleven, Inc. Supplemental Executive Retirement Plan for Eligible Employees	333-42731

7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors	333-68491

Very truly yours,

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas

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